Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 12, 2016		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Releases Results for Q3

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2016.

"Our sales for the quarter were consistent with last year. New distributors and new OEM business are starting to have a positive impact on sales but are being offset by lower sales in a drug store chain and some existing OEM business," Michael J. Koss, Chairman and CEO, told employees here today. "A new product has generated very nice sales in U.S. mass retail and is beginning to get good placement in export markets. Earnings in the quarter benefited from the settlement of the lawsuit with American Express."

Sales for the third quarter were $6,002,059 compared to $6,001,556 for the same three month period one year ago. The three month net income was $869,686, compared to net income of $57,218 for the third quarter last year. Diluted and basic income per common share for the quarter was $0.12 compared to $0.01 for the three month period one year ago.

Export sales are higher for the quarter and for the first nine months ended March 31, 2016 as compared to last year. Certain export distributors have rebounded from last year plus a new OEM product has begun shipping in export markets. U.S. sales were lower for the quarter and for the first nine months ended March 31, 2016 as compared to the same periods last year. U.S. sales were lower this year at a drug store chain, online retail and OEM customers. Mass retail has been stronger this year with the addition of a new product. Also, addition of new customers helped to offset some of the declines in certain channels.

Sales overall for the nine months ended March 31, 2016 increased by 1.4% to $18,762,662 compared with $18,511,192 for the same nine month period a year ago. Nine month net income was $1,155,513 compared to $127,806 for the same nine months last year. Diluted and basic income per common share was $0.16 compared with $0.02 for the same nine month period a year ago.

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as

Exhibit 99.1

"anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2016	2015	2016	2015
Net sales	$6,002,059	$6,001,556	$18,762,662	$18,511,192
Cost of goods sold	3,889,719	3,886,443	12,341,164	12,143,055
Gross profit	2,112,340	2,115,113	6,421,498	6,368,137

Selling, general and administrative expenses	2,105,740	1,998,231	5,860,601	6,006,970
Unauthorized transaction related costs (recoveries), net	(1,360,951)	1,078	(1,286,001)	78,570
Interest expense	—	—	6,075	12,813
Income before income tax provision	1,367,551	115,804	1,840,823	269,784

Income tax provision	497,865	58,586	685,310	141,978

Net income	$869,686	$57,218	$1,155,513	$127,806

Income per common share:
Basic	$0.12	$0.01	$0.16	$0.02
Diluted	$0.12	$0.01	$0.16	$0.02